Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2004 relating to the financial statements and financial statement schedule of ArthroCare Corporation, which appears in ArthroCare Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003.

PRICEWATERHOUSECOOPERS LLP

San Jose, California

December 1, 2004